Exhibit 99.1

IXI Mobile, Inc. Announces Amendments to Loan Arrangements

Belmont, CA; March 31, 2008 - IXI Mobile, Inc. (OTCBB: IXMO.OB, IXMOW.OB, IXMOU.OB ) today announced that it had entered into amendments to its outstanding loan agreements with Southpoint Master Fund L.P. and Gemini Israel Funds, as well as of the guaranty by Gemini Israel Funds of the Company’s line of credit from Bank Leumi Le’Israel Ltd., to (1) extend the maturity date of all principal payments under the loan arrangements from June 2008 and June 2009 to June 5, 2010, (2) increase the interest rate from 10% to 20%, effective April 1, 2008, (3) capitalize all interest payments, including any accrued and unpaid interest, and (4) amend the prepayment provisions upon a change of control to provide that the interest payable shall be calculated through the maturity date of June 5, 2010. As a result, at March 31, 2008, the principal amount outstanding under the loan arrangements is $14 million in the aggregate, including an aggregate of approximately $3.3 million of accrued and unpaid interest.

Please direct inquiries to:

IXI Mobile:	KCSA Strategic Communications
Ariella Shoham	Lee Roth / Marybeth Csaby
Marketing Manager	212-896-1209 / 1236
Press@ixi.com	lroth@kcsa.com / mcsaby@kcsa.com

About IXI Mobile
Headquartered in Belmont, CA, IXI Mobile, Inc. (OTCBB: IXMOU.OB, IXMO.OB, IXMOW.OB) offers solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI Mobile's Ogo devices are designed to improve the mobile user experience and increase mobile voice and data usage. The Company provides an end to end solution to mobile operators, mobile virtual network operators and Internet service providers around the world to support Ogo products. For more information on IXI Mobile, please visit www.ixi.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act. All statements included or incorporated by reference into this press release, other than statements that are purely historical in nature, are forward looking statements. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “estimate,” “project,” “will,” “may” “trend,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, ” “achieve,” and other similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward looking statements. We have based these forward looking statements on our current expectations and beliefs about future events. Actual results could differ materially from those discussed or projected in, or implied by, the forward looking statements as a result of various risks and uncertainties, including those discussed in the Company's annual, quarterly and other reports and filings on file with the Securities and Exchange Commission. Except as required by law, the Company does not undertake to update any forward looking statements.

IXI Mobile. 1301 Shoreway Road, Suite 380 Belmont, CA 94002 USA

http://www.ixi.com Tel: +1.650.551.0600 Fax: +1.650.551.0601 http://www.ogo.com